SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

First Investors Tax-Exempt Money Market Fund, Inc. ("Tax-Exempt Money Market Fund") (File No. 811-03690) hereby amends its original Notification of Registration on Form N-8A for the purpose of reflecting the adoption, effective April 28, 2006, and succession of First Investors Tax Exempt Funds (the "Trust") of the Tax-Exempt Money Market Fund's registration under Section 8(a) of the Investment Company Act of 1940, as amended. In connection with such amended notification of registration, the Trust submits the following information:


Name:    First Investors Tax Exempt Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

95 Wall Street, New York, New York 10005
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Telephone Number (including area code):     (212) 858-8000
                                            -----------------------------------

Name and Address of Agent for Service of Process:

Larry Lavoie, Esq., First Investors Tax Exempt Funds, 95 Wall Street, New York, New York 10005
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this amendment to the notification of registration to be duly signed on its behalf, in the City of New York, and the State of New York, on the 28th day of April 2006.


                                               FIRST INVESTORS TAX EXEMPT FUNDS




                                               By:  /s/ Kathryn S. Head
                                                    ---------------------------
                                                    Name:   Kathryn S. Head
                                                    Title:  President




Attest: /s/ Joseph I. Benedek
         -----------------------------------
         Name: Joseph I. Benedek
         Title: Treasurer